EXHIBIT 3.0

                                 PROMISSORY NOTE

$2,500,000.00                                               August 13, 1999
Dallas Gold & Silver Exchange, Inc. 2817 Forest Lane
Dallas, Texas 75234
(Individually and collectively "Borrower")

First Union National Bank
201 South College Street, CP-13
Charlotte, North Carolina 28288-M9 (Hereinafter referred to as the "Bank!)

Borrower premises to pay to the order of Bank, In lawful money Of the United States of America, at Its office indicated above or wherever else Bank may specify in writing, the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) or such sum as may be advanced and outstanding from time to time with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note'.).

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the rate of 8.75% ("Interest Rate").

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the Interest Rate plus 3% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon Is paid In full.

INTEREST AND FEE(S) COMPUTATION. (Actual/360). Interest and fees, If any, shall be computed on the basis of a 360-day year for the actual number of days In the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding that of the nominal rate.

PREPAYMENT. Principal may be prepaid in whole or in part at any time without premium or penalty. No partial prepayment shall affect the obligation of Borrower to make any payment of principal or Interest due under this Note on the due dates specified.

REPAYMENT TERMS. Borrower shall make mandatory prepayments of principal on this Note on each Monday prior to the Maturity Date In amounts equal to ninety (90%) percent of the actual sales price of all Collateral securing this Note sold during the immediately preceding seven day period. Interest on this Note shall be payable on the Maturity Date. The unpaid principal balance, and all accrued and unpaid interest, if any, on this Note shall be due and., payable in full on December 24, 1999 (the "Maturity Date").

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

LOAN DOCUMENTS AND OBLIGATIONS. The term "Loan Documents" used In this Note and other Loan Documents refers to all documents executed in connection with the loan evidenced by this Note and any security agreements, security instruments, financing statements, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C, _ 101). Obligations. The term "Obligations" used in this Note refers to any and all Indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s). Certain Other Terms. All terms that are used but not other wise defined In any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

Limited Recourse. Notwithstanding any other term or provision of this Note, except for recourse to the Collateral, the obligation of Borrower hereunder is limited to the sum of la) all amounts required to be paid by Borrower under the paragraph entitled "Repayment Terms" on the first page of this Note up to the Maturity Date and lb) $1,250,000 and, except for recourse against the Collateral, Bank shall not seek to procure payment out of any other assets of the Debtor or to procure any judgment or any sum of money against Borrower In excess of such amount. It Is the Intent of the parties hereto that Borrower shall not have any personal liability with respect to 11118 Not& for any amount in excess of the sum of (a) all amounts required to be paid by Borrower under the paragraph entitled "Repayment Terms" on the first page of this Note up to the Maturity Date and (b) $1,250,000.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 4% of each payment past due for 15 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Banks right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegal, attorneys! and experts fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY, If at any lime the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT, If any of the following occurs and continues unremedied for a period of ten(10) day after notice thereof(except for a payment default, as to which no notice shall be required), a default ("Default") under this Note shall exist:
Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations, however denominated, under this Note or any other Loan Documents. False Warranty. A warranty or representation made or deemed made In the Loan

Documents or furnished Bank in connection Win the loan evidenced by this Note proves materially false Men made, or V of a continuing nature, becomes materially false. Cross Default, At Banks option, any default in payment or performance of any obligation under any other loans. contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower. any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. _ 101, except that the term "debtor" therein shall be substituted by the term "Borrower" herein; "Subsidiary" shall mean any business in which Borrower holds. directly or indirectly, a controlling interest). Cessation; Bankruptcy. The death of, appointment of guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership Interests of Borrower, or any party to the Loan Documents. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (1) a material alteration In the kind or type of Borrower's business or that of Borrower's Subsidiaries or Affiliates, If any; (11) the sale of substantially all of the business or assets of Borrower, any of Borrower's Subsidiaries or Affiliates or guarantor or a material portion (10% or more) of such business or assets if such a sale Is outside the ordinary course of business of Borrower, or any of Borrower's Subsidiaries or Affiliates or any guarantor or more than 50% of the outstanding stock or voting power of or In any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity; or iv) should any Borrower, or any of Borrower's Subsidiaries or Affiliates or any guarantor enter into any merger or consolidation.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, during its continuation, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower's accounts without notice. Acceleration Upon Default. Accelerate the maturity of this Note and all other Obligations, and all of the Obligations shall be immediately due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such publicly available Information as Bank may reasonably request from time to time, Including without limitation, financial statements and Information pertaining to Borrower's financial condition. Such Information shall be true, complete, and accurate.

YEAR 2000 COMPATIBILITY. Borrower shall take all action necessary to ensure that Borrower's computer based systems are able to operate and effectively process data including dates an and after January 1, 20OO. At the request of Bank, Borrower shall provide Bank assurance acceptable to Bank of Borrower's Year 2000 compatibility.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of Intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank Mai extend, modify or renew this Note or make a novation of the loan evidenced by this Note for an@ period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or each person Mo may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any person who may be liable under this Note or other Loan Documents.




MISCELLANEOUS PROVISIONS. Assignment. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Banks interests in and rights under this Note and other Loan Documents are freely assignable, in whole or In part, by Bank. In addition, nothing in this Note or any of the Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the Loan Documents or any Interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law, Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the lam of the state named In Bank's address shown above without regard to that states conflict of laws principles. If the terms of this Note should conflict with the terms of the loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower's Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrowers accounts with Bank and any of Its affiliates. Jurisdiction. Borrower Irrevocably agrees to non-exclusive personal jurisdiction In the state named In Bank's address shown above. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or Invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, It In writing and mailed or delivered to the Borrower's address sham above or such other address as provided hereunder, and to Bank, If in writing and mailed or delivered to Barites office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid In full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references In the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity. The Captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Binding Contract. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. Advances. Bank in its sole discretion may make other Advances under this Note pursuant hereto. Posting of Payments. All payments received during normal banking hours after 2:00 pm. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. Each Borrower is jointly and severally obligated under this Note.

ARBITRATION. Upon demand of any party hereto, Mother made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may Include, without limitation, tort claims, counterclaims, a dispute as to Mother a matter is subject to arbitration, claims brought as Class actions, or claims arising from documents executed In the future. A judgment upon the award may be entered in any court having jurisdiction. Special Rules. All arbitration hearings shall be conducted In the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all healings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth In Rule 51 et seg. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not Volvo applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed In any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (1) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure Including a proceeding to confirm the sale; (11) all rights of self-help Including peaceful occupation of real properly and collection of rents, set-off, and peaceful possession of personal property; (III) obtaining provisional or ancillary remedies Including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) Men applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute. Waiver of Exemplary Damages. The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise In the future In connection with any Dispute whether the Dispute Is resolved by arbitration or judicially. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL NTH REGARD TO A DISPUTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

Dallas Gold & Silver Exchange, Inc.
By:________________________________
L.S. Smith, Chairman